Exhibit 3.1

[BERMUDA COAT OF ARMS]

BERMUDA

CERTIFICATE OF INCORPORATION

I hereby in accordance with section 14 of the Companies Act 1981 issue this Certificate of Incorporation and do certify that on the 2nd day of February, 2005

Intelsat Subsidiary Holding Company, Ltd.

was registered by me in the Register maintained by me under the provisions of the said section and that the status of the said company is that of an exempted company.

[SEAL]	Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 8th day of February, 2005 /s/ Maria Boodram for Registrar of Companies